FREE WRITING PROSPECTUS Dated January 22, 2025	Filed Pursuant to Rule 433 Registration No. 333-261470 Registration No. 333-261470-14

*FULL PX DETAILS* $1.225B+mm World Omni (WOART 2025-A) Prime Auto Loan

Joint Bookrunners: Barclays (str), BofA, MUFG, and Truist

Co-managers: Coamerica Securities, M&T Securities, US Bancorp

-ANTICIPATED CAPITAL STRUCTURE-

CLS	SZ(mm)	WAL*	S&P/F**	P.WIN	E.FNL	L.FNL	BENCH	SPREAD	YLD(%)	CPN(%)	PX(%)
A-1	241.400	0.26	A-1+/F1+	1-7	08/25	02/26	I-CRV	+9	4.411%	4.411%	100.00000%
A-2A	309.760	1.11	AAA/AAA	7-22	11/26	04/28	I-CRV	+33	4.535%	4.49%	99.99722%
A-2B	110.000	1.11	AAA/AAA	7-22	11/26	04/28	SOFR30A	+33			100.00000%
A-3	419.760	2.63	AAA/AAA	22-45	10/28	03/30	I-CRV	+45	4.780%	4.73%	99.99261%
A-4	89.300	3.86	AAA/AAA	45-47	12/28	11/30	I-CRV	+53	4.914%	4.86%	99.98464%
B	36.760	3.88	AA/AA	47-47	12/28	11/30	I-CRV	+75	5.135%	5.08%	99.99702%
C	18.380	3.88	A/A	47-47	12/28	10/31	I-CRV	+85	5.235%	5.17%	99.96937%

* Pricing Speed : 1.30% ABS to 10% Clean-Up Call

**Min Expected Ratings : S&P/Fitch

PRICED

-TRANSACTION DETAILS-

Offered Size	: $1.225B+
Format	: SEC Registered
ERISA Eligible	: Yes
RR Compliance	: US – Yes, EU - No
Min Denoms	: $1k x $1k
Bloomberg Ticker	: WOART 2025-A
Expected Settlement	: January 29, 2025
First Payment Date	: February 18, 2025
Bill & Deliver	: Barclays

-INVESTOR MATERIALS-

- Deal Roadshow Investor Login Details

URL: https://dealroadshow.com

Entry Code (Case Sensitive): WOART25A

Direct Link: https://dealroadshow.com/e/WOART25A

- Preliminary Prospectus: Attached
- Ratings FWP: Attached

- CDI / Intex Deal Name: bcgwoar25a_upsize
- CDI / Intex Password: V2BA

The issuer has filed a registration statement (including a prospectus) with the U.S. Securities and exchange commission (sec) for this offering. Before you invest, you should read the prospectus for this offering in that registration statement, and other documents that the issuer has filed with the sec, for more complete information about the issuer and this offering. You may get these documents for free by searching the sec online database (edgar) at www.sec.gov. Alternatively, you may obtain a copy of the prospectus from Barclays Capital INC. By calling 1-888-603-5847.